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Exhibit 17(b)

PROTECTIVE LIFE INSURNACE COMPANY
DESCRIPTION OF ISSUANCE, TRANSFER, AND REDEMPTION PROCEDURES
FOR INDIVIDUAL MODIFIED SINGLE PREMIUM VARIABLE AND FIXED LIFE INSURANCE POLICIES
Pursuant to Rule 6e3(T)(b)(12)(iii)

Amendment dated October 1, 2008 for Policies issued on or after November 3, 2008

Restate paragraph on page 3, using 2001 CSO, to read as follows:

        Protective guarantees that the cost of insurance rates used to calculate the monthly cost of insurance coverage will not exceed the maximum cost of insurance rates set forth in the Policies. The guaranteed rates for standard classes are based on the 2001 Commissioners' Standard Ordinary Mortality Tables, Age Last Birthdate, Male or Female, Smoker or Nonsmoker Mortality Rates ("2001 CSO Tables").

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  Exhibit 17(b)
Amendment dated October 1, 2008 for Policies issued on or after November 3, 2008